EXHIBIT 99.1

Letitia A. Long Appointed to T-Mobile US Board of Directors

Long to Also Serve as Company’s National Security Director

BELLEVUE, Wash. — June 24, 2021— T-Mobile US, Inc. (NASDAQ: TMUS) today announced that Letitia A. “Tish” Long has been appointed to its Board of Directors, effective June 22, 2021. Long has also been appointed to the board’s Nominating and Corporate Governance Committee and will serve as the company’s National Security Director as part of national security commitments connected to its merger with Sprint.

Long has nearly 40 years of experience in security and intelligence as well as organizational leadership, business functions and global operations. She served as the fifth director of the National Geospatial-Intelligence Agency (NGA) and was the first woman to lead a major U.S. intelligence agency. She previously served as the Deputy Director of Naval Intelligence, the first Deputy Undersecretary of Defense for Intelligence (Policy, Requirements and Resources), the first Chief Information Officer, and later, Deputy Director of the Defense Intelligence Agency.

Long holds a Bachelor of Science degree in electrical engineering from Virginia Tech, a Master of Science degree in engineering from The Catholic University of America and was awarded an honorary doctorate degree in strategic intelligence by the National Intelligence University. She is on the board for Parsons, Noblis and the Corporate Office Properties Trust (COPT) and is the Vice Rector for the Board of Visitors of Virginia Tech and chairman of the board for the Intelligence and National Security Alliance.

“Tish Long is a trailblazer in the field of global security and intelligence, and we are so pleased that she will bring her valuable expertise to the T-Mobile US board,” said Timotheus Höttges, Chairman of the T-Mobile US Board of Directors. “I have no doubt that Tish will be a tremendous asset to this talented group and look forward to all of her contributions to come.”

“Taking a look at Tish Long’s incredible list of credentials, it’s clear why we’re thrilled to have her joining our board of directors as an advisor on critical decisions regarding corporate governance and national security,” said Mike Sievert, CEO of T-Mobile. “As we continue to focus on our mission to be the best in the world at connecting customers to their world, we will continue to look to leaders like Tish to bring their diverse backgrounds, multi-faceted experiences and in-depth knowledge to the table to help us bring that vision to life.”

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About T-Mobile US, Inc.

T-Mobile U.S. Inc. (NASDAQ: TMUS) is America’s supercharged Un-carrier, delivering an advanced 4G LTE and transformative nationwide 5G network that will offer reliable connectivity for all. T-Mobile’s customers benefit from its unmatched combination of value and quality, unwavering obsession with offering them the best possible service experience and undisputable drive for disruption that creates competition and innovation in wireless and beyond. Based in Bellevue, Wash., T-Mobile provides services through its subsidiaries and operates its flagship brands, T-Mobile, Metro by T-Mobile and Sprint. For more information please visit: http://www.t-mobile.com.

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